UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 30, 2016 (August 25, 2016)
 ______________________________________________________________
TerraForm Power, Inc.
(Exact name of registrant as specified in its charter)
 ______________________________________________________________

Delaware	001-36542	46-4780940
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I. R. S. Employer Identification No.)

7550 Wisconsin Avenue, 9th Floor, Bethesda, Maryland 20814
(Address of principal executive offices, including zip code)

(240) 762-7700
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officer.

(e)

On August 25, 2016, TerraForm Power, Inc. (“TerraForm Power”) entered into a letter agreement with its Senior Vice President, General Counsel and Secretary Sebastian Deschler with respect to certain severance and compensation terms (the “August 25 Letter Agreement”). TerraForm Global, Inc. (“TerraForm Global”) was also a party to the August 25 Letter Agreement with respect to its agreement to have the August 25 Letter Agreement assigned to it if Mr. Deschler becomes employed by TerraForm Global.

On August 30, 2016, TerraForm Power entered into a letter agreement with its and TerraForm Global’s Executive Vice President and Chief Financial Officer Rebecca Cranna with respect to similar severance and compensation terms (the “August 30 Letter Agreement” and together with the August 24 Letter Agreement, the “Letter Agreements”). TerraForm Global was also a party to the August 30 Letter Agreement with respect to its agreement to (a) share the financial obligations with TerraForm Power if Ms. Cranna performs duties for both TerraForm Power and TerraForm Global and (b) have the August 30 Letter Agreement assigned to TerraForm Global if Ms. Cranna is employed solely by TerraForm Global.

TerraForm Power entered the Letter Agreements to encourage such officers to remain employed by SunEdison, Inc. or a subsidiary thereof (together, “SunEdison”) or, as may become applicable, TerraForm Power or a subsidiary thereof. Other than the chairman and interim Chief Executive Officer Peter Blackmore, all of the personnel that manage TerraForm Power’s operations are employees of SunEdison.

The Letter Agreements cover four primary areas, in each case subject to additional terms and conditions contained in the Letter Agreements. For the August 25 Letter Agreement, the references below to the “Company” are to TerraForm Power unless the agreement has been assigned to TerraForm Global. For the August 30 Letter Agreement, references below to the “Company” with respect to financial obligations are to both TerraForm Power and TerraForm Global (subject to the cost splitting described above) and otherwise to TerraForm Power unless the agreement has been assigned to TerraForm Global.

First, if within a year of the applicable Letter Agreement, SunEdison terminates the officer’s employment without cause or the officer resigns from SunEdison for good reason, the Company shall offer the officer at-will employment under the terms set forth in the Letter Agreement.

Second, if the officer accepts a position with the Company pursuant to the transfer described above or otherwise and is later terminated without cause, resigns for good reason or dies, the officer is eligible to receive a lump-sum cash severance of one year of base salary and a payment equal to 12 months of COBRA health premiums.

Third, if the officer ceases to be an employee of SunEdison and becomes an employee of the Company, the Company will provide a base salary of $290,686.16 annualized for Mr. Deschler and $401,144.75 annualized for Ms. Cranna. In addition, the Company will reimburse Mr. Deschler for his two daughters’ school fees in an amount up to $20,000 per year for each daughter, and will gross-up any such reimbursement amount for taxes withheld on such reimbursements.

Fourth, whether the officer remains employed by SunEdison or is employed by the Company, the officer is eligible to participate in an annual variable incentive plan (the “Bonus Plan”) of the Company as of January 1, 2016. The target under the Bonus Plan for Mr. Deschler is 75% of the base salary, with a minimum, assuming at least minimum performance, of 50% and a maximum of 100%. The target under the Bonus Plan for Ms. Cranna is 60% of the base salary, with a minimum, assuming at least minimum performance, of 40% and a maximum of 120%. For 2016, such officers are also eligible for an additional bonus, with a target of 12.5% and a maximum of 25% of base salary, depending on performance.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TERRAFORM POWER, INC.

Date: August 30, 2016	By:	/s/ Sebastian Deschler
	Name:	Sebastian Deschler
	Title:	Senior Vice President, General Counsel and Secretary